                                                                     Exhibit 21

                       LANDAIR SERVICES, INC. SUBSIDIARIES


Landair Transport, Inc.

Forward Air, Inc.

Landair International Airlines, Inc.

Transportation Properties, Inc.

Transportation Properties (Texas), Inc.

Forward Air Royalty Company

Forward Air Licensing Company

Volunteer Adjustment, Inc.